OAK INDUSTRIES INC.

                EXHIBIT 11 COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (Dollars in thousands, except per share data)

                                                                1995          1994            1993
                                                               ------        ------          ------
   EARNINGS:
   Income (loss) from continuing operations................   $  (50,514)    $    42,446     $    26,660
   Extraordinary charge for early extinguishment of debt...       (1,610)             --              --
                                                              ----------     -----------     -----------
   Net income (loss).......................................   $  (52,124)    $    42,446     $    26,660
                                                              ==========     ===========     ===========

   SHARES:
   Weighted average number of common shares outstanding....    17,520,228     17,281,718      16,605,160
   Additional dilutive effect of outstanding options (as
      determined by the application of the treasury stock
      method)..............................................       902,786        963,652         994,516
   Additional dilutive effect of outstanding warrants (as
      determined by the application of the treasury
      stock method)........................................            --        138,972         500,428
                                                              -----------    -----------     -----------
   Weighted average number of common shares outstanding
      as adjusted..........................................    18,423,014     18,384,342      18,100,104
                                                              ===========    ===========     ===========

   EARNINGS PER COMMON SHARE:
   Income (loss) from continuing operations..............     $     (2.74)   $      2.31     $      1.47
   Extraordinary charge for early extinguishment of debt.            (.09)            --              --
                                                              -----------    -----------     -----------
   Net income (loss)...................................       $     (2.83)   $      2.31     $      1.47
                                                              ===========    ===========     ===========

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